Exhibit 99.1

5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA RECEIVES NASDAQ NOTICE LETTER
PHOENIX, Arizona – September 26, 2008 – Zila, Inc. (NASDAQ:ZILAD) today announced that it received a Nasdaq Staff Determination Letter on September 22, 2008 informing the company that it is subject to delisting based upon the company’s failure to comply with Marketplace Rules 4450(a)(5) and 4350.
In accordance with Marketplace Rule 4450(e)(2), the company was given until September 16, 2008 to achieve a closing bid price of the company’s common stock of $1.00 per share or more for a minimum of 10 consecutive business days. Zila has effectuated a 1 for 7 reverse stock split, which took effect on September 17, 2008. As of the close of trading today, the closing bid price of the company’s stock has been above $1.00 per share for eight consecutive days. If the closing bid price of the company’s common stock is above $1.00 per share for the next two business days, the company will regain compliance with Marketplace Rule 4450(a)(5).
Consistent with Marketplace Rule 4350(d)(4) the company has until the earlier of its next annual shareholders’ meeting or December 17, 2008 to name a third director as a member of the Audit Committee so that the company regains compliance with the requirements of Marketplace Rule 4350. The company said that it expects to fill the Audit Committee vacancy within the timeframe required by the Nasdaq Marketplace Rules.
About Zila, Inc.
Zila, Inc., is a fully integrated oral diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. ViziLite® Plus, the company’s flagship product for the early detection of oral abnormalities that could lead to cancer, is the first and only adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rota-dent(R) Professional Powered Brush, the Pro-Select(R) Platinum ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely affect revenue, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2007 and Form 10-Q for the quarter ended April 30, 2008.
For more information about the company and its products, please visit www.zila.com.
Contact:
Investors, Robert Jaffe of PondelWilkinson Inc., 310-279-5969
# # #